Exhibit 99.1

LogicBio Reports Second Quarter 2019 Financial Results and Provides Business Updates

CAMBRIDGE, Mass., August 13, 2019 – LogicBio Therapeutics, Inc. (Nasdaq:LOGC) (LogicBio or the Company), a genome editing company focused on developing medicines to durably treat rare diseases in pediatric patients, today reported financial results and provided a corporate update for the second quarter ended June 30, 2019.

“Over this quarter, we continued to make steady progress advancing GeneRideTM, our proprietary promoterless, nuclease-free genome editing platform with the potential to durably treat rare diseases in pediatric patients. We are committed to building a broad pipeline of product candidates to capture the full value of GeneRide, beginning with our lead product candidate, LB-001 for the treatment of methylmalonic acidemia (MMA), a rare and life-threatening pediatric disease,” said Fred Chereau, CEO of LogicBio. “We look forward to executing towards our upcoming milestones, including our plan to file an Investigational New Drug application for LB-001 in the fourth quarter of 2019.”

Business Highlights Include:

•

Rare Pediatric Disease Designation for LB-001 in July 2019. The FDA grants rare pediatric disease designation for serious and life-threatening diseases that primarily affect children through age 18 and affect fewer than 200,000 people in the United States. Separately, LB-001 was also granted orphan drug designation by the FDA in April 2019.

•

Closed $20 Million Secured Debt Facility with Oxford Finance LLC and Horizon Technology Finance Corporation in July 2019. Under the agreement, $10 million was drawn down at closing and $10 million will be available following the enrollment of the first patient in the Company’s Phase 1/2 clinical trial of LB-001.

Anticipated Milestones for 2019 and 2020:

•	LB-001 for MMA
○	4Q 2019: Filing of Investigational New Drug (IND) application
◾	Details regarding clinical trial size, endpoints and timelines to be communicated upon IND acceptance.
○	4Q 2019: Initiation of natural history study
○	1H 2020: Initiation of Phase 1/2 trial
○	2H 2020: Preliminary data from Phase 1/2 trial

•	GeneRide Platform
○	Q4 2019: Nominate a second therapeutic indication to be pursued using the GeneRide platform

Second Quarter 2019 Financial Results

Three Months Ended June 30, 2019 and 2018

•

R&D Expenses: Research and development expenses were $7.9 million for the three months ended June 30, 2019, compared to $2.2 million for the same period last year. The increase of approximately $5.7 million was primarily due to an increase of approximately $3.9 million related to external development and manufacturing expenses for our lead product candidate LB-001, $0.8 million in other research and development expenses as we increased our overall research and development activities related to general platform development and internal efforts for LB-001 and $1.0 million in personnel-related costs due to an increase in headcount. Personnel-related costs for the three months ended June 30, 2019 included stock-based compensation expense of $0.2 million, compared to $48,000 for the three months ended June 30, 2018.

•

G&A Expenses: General and administrative expenses were $2.5 million for the three months ended June 30, 2019, compared to $1.4 million for the same period last year. The increase of approximately $1.1 million was primarily due to professional fees and personnel-related costs, including salaries, stock-based compensation and bonuses. The increase in professional fees was primarily due to an increase in legal, auditing and consulting services provided. The increase in personnel-related costs was primarily due to an increase in headcount of senior level employees. Stock-based compensation expense included in general and administrative expenses was $0.3 million and $0.1 million for the three months ended June 30, 2019 and 2018, respectively.

•

Net Loss: Net loss attributable to common stockholders was $10.0 million, or $0.45 per share, for the three months ended June 30, 2019, compared to a net loss attributable to common stockholders of $8.2 million, or $4.19 per share, for the same period last year.

•

Cash Position and Financial Guidance: Cash, cash equivalents and investments were $63.7 million as of June 30, 2019. The Company expects that its cash, cash equivalents and investments at June 30, 2019, together with the net proceeds received under the Secured Debt Facility entered into on July 2, 2019, are projected to fund the Company’s planned operations into 2021.

About LogicBio Therapeutics

LogicBio Therapeutics is a genome editing company focused on developing medicines to durably treat rare diseases in pediatric patients with significant unmet medical needs using GeneRide™, its proprietary technology platform. GeneRide enables the site-specific integration of a therapeutic transgene in a nuclease-free and promoterless approach by relying on the native process of homologous recombination to drive potential lifelong expression. Headquartered in Cambridge, Mass., LogicBio is committed to developing medicines that will transform the lives of pediatric patients and their families.

For more information, please visit www.logicbio.com.

Forward Looking Statements

This press release contains “forward-looking” statements within the meaning of the federal securities laws. These are not statements of historical facts and are based on management’s beliefs and assumptions and on information currently available. They are subject to risks and uncertainties that could cause the actual results and the implementation of the Company’s plans to vary materially, including the risks associated with the initiation, cost, timing, progress and results of the Company’s current and future research and development activities and preclinical studies and potential future clinical trials. These risks are discussed in the Company’s filings with the U.S. Securities and Exchange Commission (SEC), including, without limitation, the Company’s Annual Report on Form 10-K filed on April 1, 2019 with the SEC, and the Company’s subsequent Quarterly Reports on Form 10-Q and other filings with the SEC. Except as required by law, the Company assumes no obligation to update these forward-looking statements publicly, even if new information becomes available in the future.

LogicBio Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
OPERATING EXPENSES:
Research and development	$7,934	$2,226	$13,420	$3,681
General and administrative	2,524	1,416	5,156	2,334

Total operating expenses	10,458	3,642	18,576	6,015

LOSS FROM OPERATIONS	(10,458)	(3,642)	(18,576)	(6,015)

OTHER INCOME, NET:
Interest income, net	411	60	854	128
Other expense, net	(1)	(7)	(1)	(4)

Total other income, net	410	53	853	124

Loss before income taxes	(10,048)	(3,589)	(17,723)	(5,891)
Income tax benefit (provision)	—	2	(22)	—

Net loss	$(10,048)	$(3,587)	$(17,745)	$(5,891)

Net loss attributable to common stockholders—basic and diluted	$(10,048)	$(8,217)	$(17,745)	$(10,521)

Net loss per share attributable to common stockholders—basic and diluted	$(0.45)	$(4.19)	$(0.79)	$(5.61)

Weighted-average common stock outstanding—basic and diluted	22,479,511	1,962,570	22,396,780	1,875,440

LogicBio Therapeutics, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	As of
	June 30, 2019	December 31, 2018
Cash, cash equivalents and investments	$63,656	$80,906
Other assets	4,374	2,004

TOTAL ASSETS	$68,030	$82,910

Accounts payable, accrued expenses and other liabilities	$4,619	$2,685
Stockholders’ equity	63,411	80,225

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$68,030	$82,910

Contacts:

Brian Luque

Associate Director, Investor Relations

bluque@logicbio.com

951-206-1200

Stephanie Simon

Ten Bridge Communications

stephanie@tenbridgecommunications.com

617-581-9333